EXHIBIT 99.1

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

CONTACT:	David Dick
Chief Financial Officer
212-590-6200

FD
Leigh Parrish, Jessica Greenberger
212-850-5600

dELiA*s, INC. ANNOUNCES THE APPOINTMENT OF WALTER KILLOUGH AS

CHIEF EXECUTIVE OFFICER SUCCEEDING ROBERT E. BERNARD

New York, NY – May 5, 2010 – dELiA*s, Inc. (NASDAQ: DLIA), a direct marketing and retail company comprised of two lifestyle brands primarily targeting teenage girls and young women, today announced that its Board of Directors has appointed Walter Killough as Chief Executive Officer of the Company, effective May 14, 2010. Mr. Killough previously served as the Company’s Chief Operating Officer and will continue to serve as a member of its Board of Directors. Mr. Killough succeeds Robert E. Bernard, who will step down as the Company’s Chief Executive Officer and as a member of the Board of Directors to pursue other opportunities.

“Walter Killough has been an integral part of our senior management team and we are pleased to elevate him to this important position within the Company,” said Carter S. Evans, Chairman of the Board of dELiA*s, Inc. “Walter is a well-respected business executive both inside and outside dELiA*s. His results-oriented management style and deep industry knowledge will be invaluable as he continues to move forward with the Company’s strategic initiatives that we believe will drive long-term growth at the Company and value for our shareholders.”

“We want to thank Rob for his valuable contributions to the Company.” said Mr. Evans. “Rob represented and served dELiA*s admirably during his tenure as Chief Executive Officer and we wish him well personally and in his future endeavors.”

Prior to his appointment as Chief Executive Officer, Mr. Killough served as the Company’s Chief Operating Officer since December 2005. Mr. Killough joined Alloy, Inc. in March 2003 as a consultant, and served as the Chief Operating Officer of its Retail and Direct Consumer Division from October 2003 until December 2005. Prior to joining Alloy, Mr. Killough was at J.Crew for 14 years, serving as its Chief Operating Officer and as an executive vice president.

About dELiA*s, Inc.

dELiA*s, Inc. is a direct marketing and retail company comprised of two lifestyle brands primarily targeting teenage girls and young women. Its brands – dELiA*s and Alloy – generate revenue by selling apparel, accessories, footwear and room furnishings to consumers through direct mail catalogs, websites, and dELiA*s mall-based specialty retail stores.

Forward-Looking Statements

This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “should”, “would”, “project”,

“plan”, “predict”, and “intend”, and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. For a discussion of risk factors that may affect our results, see the “Risk Factors That May Affect Future Results” section of our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.